CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated August 10, 2010 on Oak Value Fund’s (a series of shares of beneficial interest of Oak Value Trust) financial statements and financial highlights in the Registration Statement on Form N-1A of the RS Capital Appreciation Fund, a series of RS Investment Trust. Such financial statements and financial highlights appear in Oak Value Fund’s 2010 Annual Report to Shareholders that is incorporated by reference into the Statement of Additional Information.

/s/ BBD, LLP

BBD, LLP

Philadelphia, Pennsylvania

April 29, 2011